CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg

Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

Hansen Natural Announces Stock Option Grant Report and Findings

Corona, Ca—March 23, 2007—Hansen Natural Corporation (NASDAQ:HANS) today announced that the Special Committee of its Board of Directors appointed to investigate the Company’s stock option practices and procedures had substantially completed its four and a half month investigation and had presented its report and findings to the Board of Directors of Company on March 16, 2007.

The Company said the Special Committee had retained independent counsel and forensic accountants in November 2006 and had reviewed all stock option grants from January 1, 2001 through November 13, 2006.

In the course of its investigation, the Special Committee reviewed more than one million documents and e-mails and extensively interviewed numerous officers and directors, as well as other Company personnel.

The Special Committee found no willful or intentional misconduct in connection with the granting or dating of, or the accounting for, stock options. The Special Committee also found that the late filing of certain Form 4 reports, as identified in a report issued last year by Glass Lewis & Co., did not indicate that option grants had been backdated.

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The Special Committee found no evidence raising concerns with the integrity of management and found that management and other Company personnel interviewed in the course of the investigation were cooperative and credible.

The Special Committee found that during the time period covered by its review, there were inadequate internal accounting controls at the Company related to its stock option grant process, deficiencies in the process of documenting the approval of stock option grants, and some errors and potential errors with respect to the accounting for certain option grants. The Company and its independent auditors are reviewing the findings of the Special Committee and have not yet determined whether any adjustments are necessary or whether any prior financial statements will require restatement.

With respect to internal control and other issues in the Company’s option granting process, the Special Committee found that new written option grant procedures that were adopted and implemented by the Company effective January 1, 2007 constitute “best practices.” The Special Committee recommended certain additional remedial measures, all of which were adopted by the Board of the Directors at its March 16, 2007 meeting.

The Company is working towards filing all delinquent periodic reports, and any restatements that may be required, within the period that the Nasdaq Listing Qualifications Panel has allowed for the Company to continue to be listed on the Nasdaq Capital Market.

Based in Corona, California, Hansen Natural Corporation markets and distributes Hansen’s® Natural Sodas, Signature Sodas, fruit juice Smoothies, Energy drinks, Energade® energy sports drinks, E20 Energy Water®, multi-vitamin juice drinks in aseptic packaging, Junior Juice® juice, iced teas, lemonades and juice cocktails, apple juice and juice blends, Blue Sky® brand beverages, Monster Energy® brand energy drinks, Lost® Energy™ brand energy drinks, Joker Mad Energy™, Unbound® Energy and Ace™ Energy brand energy drinks, Rumba™ brand energy juice, and Fizzit™ brand powdered drink mixes. For more information visit www.hansens.com and www.monsterenergy.com.

The foregoing release may contain forward looking statements. Many of these forward looking statements can be identified by the use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward looking statements as a result of many factors that may be outside the Company’s control. Such factors include, without limitation, the following: changes in consumer preferences; changes in demand that are weather related, particularly in areas outside of California; competitive pricing and/or marketing pressures; activities and strategies of competitors; changes in the price and/or availability of raw materials for the Company’s products; the availability of production and/or suitable facilities; the marketing efforts of the distributors of the Company’s products, most of which distribute products that are competitive with the

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products of the Company; the introduction of new products, as well as unilateral decisions that may be made by grocery and/or convenience chain stores, specialty chain stores, club stores and other customers to discontinue carrying all or any of the Company’s products that they are carrying at any time; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the informal inquiry commenced by the Securities and Exchange Commission, the possibility that the Securities and Exchange Commission may not agree with all of the Special Committee findings and recommendations and may require additional or different remediation, any other proceedings which may be brought against the Company by the Securities and Exchange Commission or other governmental agencies, the outcome of the shareholder derivative actions filed against certain of the Company’s officers and directors, the outcome of certain class action shareholder suits filed against the Company and certain of its officers and directors and the possibility of other private litigation relating to such stock option grants and related matters. The Company does not undertake any obligation to update its forward-looking statements.

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